EXHIBIT 99.1

SGS REPORTS RECORD HIGH FIRST QUARTER SALES OF $91.6 MILLION, AND NET INCOME OF $7.6 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the first quarter of 2011 were $91.6 million, an all-time first quarter record. First quarter 2011 sales were up 6.2%, or $5.3 million, from the $86.3 million reported in the first quarter of 2010.

The increase in sales was primarily due to organic business growth, but was also helped by changes in foreign currency exchange rates. Organic growth increased first quarter 2011 revenue by $4.0 million versus first quarter 2010. The weakening of the US Dollar versus the Canadian Dollar and the British Pound increased first quarter 2011 sales as compared to first quarter 2010 sales by $0.9 million and $0.2 million, respectively. Revenue in the first quarter of 2011 was also helped by a small acquisition closed in February of 2011 which added $0.2 million of revenue to the first quarter of 2011. Gross margin percentage (exclusive of depreciation) in the first quarter of 2011 was 40.6% compared to 41.2% in the first quarter of 2010.

Net income increased by 36.7% from $5.5 million in the first quarter of 2010 to $7.6 million in the first quarter of 2011. The increase was due to the revenue increase discussed above, and to lower income tax expenses in the first quarter of 2011 than for the same period in 2010. The decrease in income tax expense ($2.0 million in the first quarter of 2011 versus $3.2 million in the first quarter of 2010) was due to a tax benefit of $1.6 million recorded in the first quarter of 2011, associated with the reversal of withholding taxes on intercompany interest accrued but unpaid. The reversal is the result of the company's election to repatriate intercompany interest income back to the United States for tax purposes and a corresponding reduction of the withholding tax rate from 25.0% to 0% on the intercompany interest accrued but unpaid.

EBITDA (a non-GAAP measure) increased by $0.4 million, or 1.8%, to $22.4 million for the first quarter of 2011 compared to $22.0 million for the same period in 2010. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $0.3 million in the first quarter of 2011 and $0.5 million in the first quarter of 2010. The reconciliation of the non-GAAP measure, EBITDA, to the GAAP measure, net income, is as follows:
	Quarter Ended 03/31/11 (in millions)	Quarter Ended 03/31/10 (in millions)

Net income	$ 7.6	$ 5.5

Add:
Depreciation and amortization	5.7	5.8
Amortization recorded through net sales	0.2	0.1
Other expense, net	0.3	0.7
Interest expense	6.6	6.7
Income tax expense	2.0	3.2

EBITDA	$ 22.4	$ 22.0

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are pleased with our first quarter results. Southern Graphic Systems delivered record first quarter revenue and EBITDA. We also continued to reduce our outstanding debt, and we acquired new important capabilities in digital printing. During the remainder of 2011, we expect to continue to concentrate on exceeding our customers' expectations. We will also continue to pursue organic growth, and to add capabilities important to our continued success in the market."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Thursday, May 12, 2011. Please dial (1-800- 288-8976) in the USA or (1-612- 332-0228) internationally to access the call. The conference ID number is 203424.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.